Exhibit 5

                                                                  Conformed Copy
                                                                  --------------






                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                DEUTSCHE BANK AG,


                           DEUTSCHE ACQUISITION CORP.


                                       AND


                      NATIONAL DISCOUNT BROKERS GROUP, INC.






                          Dated as of October 11, 2000

                                TABLE OF CONTENTS


                               ARTICLE I THE OFFER

    Section 1.01  The Offer....................................................1

    Section 1.02  Company Actions..............................................3

    Section 1.03  Stockholder Lists............................................3

    Section 1.04  Directors....................................................4


                              ARTICLE II THE MERGER

    Section 2.01  The Merger...................................................5

    Section 2.02  Consummation of the Merger...................................5

    Section 2.03  Effects of the Merger........................................5

    Section 2.04  Certificate of Incorporation and Bylaws......................5

    Section 2.05  Directors and Officers.......................................5

    Section 2.06  Conversion of Shares.........................................5

    Section 2.07  Conversion of Common Stock of Purchaser......................6

    Section 2.08  Stockholders' Meeting........................................6

    Section 2.09  Merger Without Meeting of Stockholders.......................6

    Section 2.10  Withholding Taxes............................................6


            ARTICLE III DISSENTING SHARES; PAYMENT FOR SHARES; OPTIO

    Section 3.01  Dissenting Shares............................................6

    Section 3.02  Payment for Shares...........................................7

    Section 3.03  Closing of the Company's Transfer Books......................8

    Section 3.04  Existing Stock Options.......................................8


            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Section 4.01  Organization and Qualification...............................9

    Section 4.02  Capitalization...............................................9

    Section 4.03  Authority for this Agreement................................11

    Section 4.04  Consents and Approvals; No Violation........................11

    Section 4.05  Reports; Financial Statements...............................11

    Section 4.06  Absence of Certain Changes..................................12

    Section 4.07  Schedule 14D-9; Offer Documents and Proxy Statement.........13

    Section 4.08  Brokers.....................................................14

    Section 4.09  Employee Benefit and Labor Matters..........................14

    Section 4.10  Litigation, etc.............................................15

    Section 4.11  Tax Matters.................................................16

    Section 4.12  Compliance with Law; No Default.............................16

    Section 4.13  Environmental Matters.......................................16

    Section 4.14  Intellectual Property.......................................17

    Section 4.15  Real Property...............................................19

    Section 4.16  Date Compliance.............................................19

    Section 4.17  Material Contracts..........................................19

    Section 4.18  Related Party Transactions..................................20

    Section 4.19  State Takeover Statutes Inapplicable........................20

    Section 4.20  Required Vote of Company Stockholders.......................20

    Section 4.21  Broker-Dealer...............................................20

    Section 4.22  Employment Agreement of Directors, Officers and Employees...21

    Section 4.23  Investment Company Act......................................21


        ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Section 5.01  Organization and Qualification..............................21

    Section 5.02  Authority for this Agreement................................21

    Section 5.03  Offer Documents; Proxy Statement............................22

    Section 5.04  Consents and Approvals; No Violation........................22

    Section 5.05  Operations of Purchaser.....................................23

    Section 5.06  Brokers.....................................................23

    Section 5.07  Legal Proceedings...........................................23

    Section 5.08  Financing...................................................23


                         ARTICLE VI COVENANTS

    Section 6.01  Conduct of Business of the Company..........................23

    Section 6.02  No Solicitation.............................................25

    Section 6.03  Access to Information.......................................27

    Section 6.04  Reasonable Best Efforts.....................................28

    Section 6.05  Indemnification and Insurance...............................28

    Section 6.06  Employee Matters............................................29

    Section 6.07  Takeover Laws...............................................30

    Section 6.08  Proxy Statement.............................................31

    Section 6.09  Notification of Certain Matters.............................31

    Section 6.10  Subsequent Filings..........................................31

    Section 6.11  Press Releases..............................................31

    Section 6.12  Employee Retention Plan and Benefit Continuation............31



              ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 7.01  Conditions to Each Party's Obligation to Effect the Merger..32


                   ARTICLE VIII TERMINATION; AMENDMENT; WAIVER

    Section 8.01  Termination.................................................32

    Section 8.02  Effect of Termination.......................................33

    Section 8.03  Fees and Expenses...........................................34

    Section 8.04  Amendment...................................................35

    Section 8.05  Extension; Waiver; Remedies.................................35


                            ARTICLE IX MISCELLANEOUS

    Section 9.01  Nonsurvival of Representations and Warranties...............35

    Section 9.02  Entire Agreement; Assignment................................35

    Section 9.03  Enforcement of the Agreement; Jurisdiction..................36

    Section 9.04  Validity....................................................36

    Section 9.05  Notices.....................................................36

    Section 9.06  Governing Law...............................................37

    Section 9.07  Descriptive Headings........................................37

    Section 9.08  Parties in Interest.........................................37

    Section 9.09  Counterparts................................................38

    Section 9.10  Certain Definitions.........................................38

    Section 9.11  Drafting....................................................39


 EXHIBIT A ..................................................................A-1

                            Glossary of Defined Terms
                            -------------------------

Defined Terms                                         Defined in Section
-------------                                         ------------------

Acquisition Proposal                                  Section 6.02(f)
Agreement                                             Opening Paragraph
CERCLA                                                Section 4.13
Certificates                                          Section 3.02(b)
Closing                                               Section 2.02
Code                                                  Section 2.10
Company                                               Opening Paragraph
Company Intellectual Property Rights                  Section 4.14(e)
Company Permits                                       Section 4.12
Company SEC Reports                                   Section 4.05(a)
Company Securities                                    Section 4.02(b)
Confidentiality Agreement                             Section 6.02(a)
Continuing Directors                                  Section 1.04(b)
Copyrights                                            Section 4.14(d)(ii)
Date Compliant                                        Section 4.16
DGCL                                                  Recitals
Disclosure Letter                                     Article IV
Dissenting Shares                                     Section 3.01
Effective Time                                        Section 2.02
ERISA                                                 Section 4.09(a)
ERISA Affiliate                                       Section 4.09(b)
Exchange Act                                          Section 1.01(a)
Existing Stockholder Agreement                        Section 1.02(a)
Existing Stock Options                                Section 3.04
Expiration Date                                       Exhibit A
GAAP                                                  Section 4.05(b)
Governmental Entity                                   Section 4.04
HSR Act                                               Section 4.04
Intellectual Property Rights                          Section 4.14(d)
Knowledge                                             Section 9.10
Material Adverse Effect                               Section 9.10
Material Contracts                                    Section 4.17
Merger                                                Section 2.01
Merger Agreement                                      Exhibit A
Merger Consideration                                  Section 2.06
Minimum Tender Condition                              Exhibit A
NASD                                                  Section 4.21
Offer                                                 Section 1.01(a)
Offer Conditions                                      Section 1.01(a)
Offer Documents                                       Section 1.01(b)
Offer Price                                           Section 1.01(a)
Option Consideration                                  Section 3.04
Parent                                                Opening Paragraph
Parent Plans                                          Section 6.06(d)
Patents                                               Section 4.14(d)(iii)
Paying Agent                                          Section 3.02(a)
Payment Fund                                          Section 3.02(a)
Person                                                Section 9.10
Plan                                                  Section 4.09(a)
Potential Acquiror                                    Section 6.02(b)
Preferred Stock                                       Section 4.02(a)
Preliminary Proxy Statement                           Section 6.08
Principal Subsidiary                                  Section 4.21
Proxy Statement                                       Section 4.07(b)
Purchaser                                             Opening Paragraph
Real Property Leases                                  Section 4.15(b)
Schedule TO                                           Section 1.01(b)
Schedule 14D-9                                        Section 1.02(b)
SEC                                                   Section 1.01(a)
Securities Act                                        Section 4.05(a)
Shares                                                Section 1.01(a)
Significant Stockholders                              Recitals
Special Meeting                                       Section 2.08
Software                                              Section 4.14(d)(iv)
Stockholder Tender Agreement                          Recitals
Stock Option Plans                                    Section 3.04
Subsidiary                                            Section 9.10
Subsidiary Securities                                 Section 4.02(b)
Superior Proposal                                     Section 6.02(f)
Surviving Corporation                                 Section 2.01
Takeover Laws                                         Section 1.02(a)
Tax                                                   Section 9.10
Tax Return                                            Section 9.10
Termination Fee                                       Section 8.03(b)
Trademarks                                            Section 4.14(d)(i)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 11, 2000, by and among Deutsche Bank AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Parent"), Deutsche Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and National Discount Brokers Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

                  WHEREAS, each of Parent, by action of its Management Board (Vorstand), and the Board of Directors of each of Purchaser and the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.01), are advisable and fair to, and in the best interests of, its respective stockholders;

                  WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby and by the Stockholder Tender Agreement (as defined below), and has agreed to recommend that the Company's stockholders approve the agreement of merger (as such term is used in Section 251 of the General Corporation Law of the State of Delaware (the "DGCL")) contained in this Agreement and the transactions contemplated hereby and tender their Shares (as defined in Section 1.01) in the Offer (as defined in Section 1.01);

                  WHEREAS, concurrently with the execution hereof and in order to induce Parent and Purchaser to enter into this Agreement, Purchaser is entering into a Stockholder Tender Agreement dated as of the date hereof (the "Stockholder Tender Agreement") with the stockholders of the Company named therein (the "Significant Stockholders") under which each such stockholder is, among other things, agreeing to tender all of such stockholder's Shares in the Offer upon the terms and conditions specified therein; and

                  WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

                  NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  Section 1.01 The Offer. (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in clause (iii) of Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than seven business days following the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of common stock of the Company, par value $.01 per share (the "Shares"), at a price (such price, or any higher price as may be paid in the Offer, the "Offer Price") of $49.00 per Share, net to the seller in cash (the "Offer"). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which may be waived by Purchaser in its sole discretion; provided that the Minimum Tender Condition (as defined in Exhibit A) may not be waived without the prior written consent of the Company. The initial expiration date of the Offer shall be the twentieth business day following the commencement of the Offer (determined in accordance with Rule 14d-1(e)(6) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer, (D) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares, it being agreed that neither a waiver by Purchaser of any of the Offer Conditions (other than the Minimum Tender Condition) in whole or in part at any time in its discretion, nor the extension of the Offer as permitted below, shall be deemed to be adverse to the holders of Shares, or (E) except as provided below, extend the Offer beyond any scheduled Expiration Date.

                  (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the initial offering period of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the offering period of the Offer at any time or from time to time not to exceed ten business days in the aggregate beyond the scheduled expiration of the initial offering period, (B) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or
(C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

                  (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer which shall contain (including as an exhibit) or incorporate by reference the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

                  Section 1.02 Company Actions. (a) The Company hereby consents to the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser pursuant to this Agreement, the Stockholder Tender Agreement and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Stockholder Agreement, dated as of June 15, 2000, between Parent and the Company (the "Existing Stockholder Agreement"), (ii) its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the stockholders of the Company (other than Parent or any of its wholly owned Subsidiaries), (B) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company, provided, however, that such recommendation may be withdrawn, modified or amended as provided in Section 6.02, (C) irrevocably taken all necessary steps to render Section 203 of the DGCL inapplicable to Parent and Purchaser with respect to the Merger, the Stockholder Tender Agreement and the acquisition of Shares pursuant to the Offer and (D) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Tender Agreement and (iii) U.S. Bancorp Piper Jaffray Inc., one of the Company's independent financial advisors, has advised the Company's Board of Directors that, in its opinion, the consideration to be paid in the Offer and the Merger to the Company's stockholders is fair, from a financial point of view, to such stockholders (other than Parent or any of its wholly owned Subsidiaries).

                  (b) Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's stockholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the
Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agree to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

                  Section 1.03 Stockholder Lists. In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Information obtained by Parent or Purchaser pursuant to this Section 1.03 shall be subject to the provisions of the Confidentiality Agreement (as defined below in Section 6.02(a)), the terms of which are incorporated herein by reference.

                  Section 1.04 Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser's designees to be so elected. The Company will also use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and applicable law. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

                  (b) Following the election or appointment of Purchaser's designees pursuant to Section 1.04(a) and prior to the Effective Time (as defined below), and so long as there shall be at least one Continuing Director (as defined below), any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any consent pursuant to or waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the "Continuing Directors"). The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably required in connection with the exercise of their duties, and shall have the authority to institute any action, on behalf of the Company to enforce performance of this Agreement.

                                   ARTICLE II

                                   THE MERGER

                  Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of Purchaser shall cease.

                  Section 2.02 Consummation of the Merger. Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the DGCL, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

                  Section 2.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

                  Section 2.04 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  Section 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

                  Section 2.06 Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares, as defined in Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "Merger Consideration"), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time, each Existing Stock Option (as defined in Section 3.04) shall be converted into the right to receive the Option Consideration (as defined in Section 3.04) pursuant to Section 3.04 hereof.

                  Section 2.07 Conversion of Common Stock of Purchaser. Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

                  Section 2.08 Stockholders' Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by
Section 2.09, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement; and include in the Proxy Statement (as defined in Section 4.07(b)) the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned or acquired by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

                  Section 2.09 Merger Without Meeting of Stockholders. If Purchaser, or any other direct or indirect Subsidiary (as defined in Section 9.10) of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  Section 2.10 Withholding Taxes. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any amounts that are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                   ARTICLE III

                 DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

                  Section 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who exercise appraisal rights available under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

                  Section 3.02 Payment for Shares. (a) Promptly following the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "Paying Agent") sufficient funds to make the payments pursuant to Section 2.06 hereof on a timely basis to holders (other than Parent or Purchaser or any of their respective Subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Purchaser in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets and, after the Effective Time, the Surviving Corporation and shall not be used for any other purpose, except as provided in this Agreement.

                  (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined in Section 9.10) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares previously evidenced by such Certificate, without any interest thereon.

                  (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

                  (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 3.01 hereof prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 3.03 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                  Section 3.04 Existing Stock Options. At the Effective Time, each option to acquire Shares (the "Existing Stock Options") granted under The Sherwood Group, Inc. 1995 Stock Option Plan, the National Discount Brokers Group, Inc. 1999 Non-Qualified Stock Option Plan, as amended, or the 2000 National Discount Brokers Group, Inc. Compensation Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company but subject to the written consent of the holder thereof if Parent shall require such written consent, be converted into and shall become a right to receive an amount in cash with respect to each Share subject to such Existing Stock Option, equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price for such Share (such amount being hereinafter referred to as the "Option Consideration"); provided that, in the case of Existing Stock Options under which the per share exercise or purchase price is equal to or greater than the Merger Consideration that are held by employees who are not listed on Schedule 6.12, the Option Consideration payable in respect of each Share subject to such Existing Stock Options shall be $2.00. No later than 30 days following the Effective Time, each holder of an Existing Stock Option shall be entitled to receive, in full satisfaction of all of such holder's rights and interests in respect of, and in cancellation of, such Existing Stock Option, a cash payment equal to (i) the product of (x) the Option Consideration, multiplied by (y) the number of Shares subject to such Existing Stock Option, reduced by (ii) all applicable income and employment taxes required to be withheld under the Code or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. The acceptance of the Option Consideration in respect of an Existing Stock Option shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Existing Stock Option. Except as otherwise agreed to by the parties, the Stock Option Plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be canceled as of the Effective Time. At the request of Parent, the Company shall use its reasonable best efforts to obtain the written consent of all holders of Existing Stock Options to the cancellation of such Existing Stock Options as provided in this Section 3.04.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  Except as set forth in (i) the Company SEC Reports (as defined in Section 4.05) filed and available prior to the date of this Agreement or,
(ii) with respect to any Section of this Article IV, as set forth in the section of the disclosure letter previously delivered by the Company to Parent with respect to this Agreement (the "Disclosure Letter") that specifically relates to such Section, the Company represents and warrants to Parent and Purchaser as follows:

                  Section 4.01 Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation, limited partnership or limited liability company (as the case may be) in good standing under the laws of its jurisdiction of formation, with all corporate, limited partnership or limited liability company (as the case may be) power and authority to own its properties and conduct its business as currently conducted and is duly licensed or qualified and in good standing as a foreign corporation, limited partnership or limited liability company (as the case may be) authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.10). The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Principal Subsidiaries (as defined in Section 4.21 below). Except for ownership interests acquired in its market making and retail brokerage businesses in the ordinary course, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

                  Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 51,000,000 shares, of which 50,000,000 shares are common stock, par value $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on the day immediately preceding the date hereof: 21,005,037 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 328,164 Shares were held in the Company's treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 1,899,551 Shares. Since such date the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into other agreements or commitments (except any obligation of the Company under the Stock Option Plans to accept Shares in connection with the exercise of Existing Stock Options, including in satisfaction of withholding tax obligations) to purchase Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and are free of preemptive rights.
Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except as disclosed in Section 4.02(a) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. All of the issued and outstanding shares of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

                  (b) Except for the Existing Stockholder Agreement and as disclosed in Section 4.02(b) of the Disclosure Letter, the Company or another Subsidiary of the Company is the record and beneficial owner of all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company,
(ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any such Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                  (c) Except for the Existing Stockholder Agreement and as disclosed in the Company SEC Reports, there are no voting trusts, registration rights agreements or stockholder agreements to which the Company or any Subsidiary thereof is a party with respect to the voting of the capital stock of the Company or any Subsidiary thereof or with respect to the granting of registration rights for any of the capital stock of the Company or any Subsidiary thereof.

                  Section 4.03 Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  Section 4.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, or non-governmental regulating body to the extent that the rules, regulations or orders of such body are binding upon the Company or otherwise have the effect of law (a "Governmental Entity") except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any applicable non-U.S. laws regulating competition or antitrust, the Exchange Act, the DGCL, the "takeover" or "blue sky" laws of various states and the applicable provisions of laws relating to the regulation of banks, broker-dealers and investment advisers and the rules and requirements of any self-regulatory organization, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound except for the lease covering 10 Exchange Place, Jersey City, New Jersey, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of (b),
(c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

                  Section 4.05 Reports; Financial Statements. (a) Since June 1, 1997, the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the filings made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Reports"), including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders' equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except as specifically provided in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which were, or are anticipated to be, material.

                  (c) Except as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and except as incurred in the ordinary course of business consistent with past practice since May 31, 2000 or in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP. Since May 31, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities other than liabilities that (i) have been incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 4.06 Absence of Certain Changes. Except as set forth in Section 4.06 of the Disclosure Letter, since May 31, 2000, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that could reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock (except any obligation of the Company under the Stock Option Plans to accept Shares in connection with the exercise of Existing Stock Options, including in satisfaction of withholding tax obligations) or other securities in, or other ownership interests in, the Company or any of its Subsidiaries or any amendment (or agreement to amend) the terms of any such shares, securities or ownership interests), (ii) any entry into any employment, change in control, retention, incentive or deferred compensation or severance agreement, plan or arrangement with or for the benefit of, or any increase in the rate or modification in the terms (including any acceleration of the right to receive or the timing of payment) of any compensation payable or to become payable by the Company or any of its Subsidiaries to, any of their respective directors, officers or employees, except base salary, guaranteed draw or hourly wage increases to employees who are not members of the executive committee of the Company or directors of the Company that have been granted in the ordinary course of business in accordance with its customary past practices, (iii) any increase in the rate of compensation or benefits payable or accruing under, or, modification of the terms (including any acceleration of the right to receive payment) of, any existing Plan (as defined in Section 4.09) (except as disclosed in the Company SEC Reports) or any adoption or implementation of any new Plan, in any such case, for or with any such directors, officers or employees, (iv) any action by the Company which, if taken after the date hereof, would constitute a breach of any of the clauses of Section 6.01 hereof, (v) any change by the Company in accounting methods, principles or practices except as required by changes in GAAP, (vi) any labor dispute or other employment related problem, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including write-downs of inventory or of accounts receivable other than in the ordinary course of business consistent with past practice, (viii) any entry into any agreement, commitment or transaction by the Company which is material to the Company and its Subsidiaries taken as a whole or (ix) any commitment to do any of the foregoing.

                  Section 4.07 Schedule 14D-9; Offer Documents and Proxy Statement.

                  (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

                  (b) The Proxy Statement (as defined below), and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

                  Section 4.08 Brokers. No Person or entity (other than the financial advisors identified to Purchaser, a true and complete copy of each of whose engagement letters as in effect has been furnished to Parent and Purchaser) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

                  Section 4.09 Employee Benefit and Labor Matters. (a) Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to, maintains or contributes to, has any obligation to contribute to or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement, any statutory joint and several liability obligation and any contingent liability) in respect of any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employment, consulting, severance, termination, change in control, retention, incentive or deferred compensation, bonus, stock option or other equity based, fringe benefit or other employee benefit plan, program, arrangement, agreement or commitment (individually, a "Plan," or collectively, the "Plans"). No Plan is (i) a "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  (b) No event, transaction or condition has occurred or exists or is reasonably likely to occur or exist as a result of which any of the Company, any of its Subsidiaries or any other Person that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code as of any date of determination within the preceding six years (any such Person, an "ERISA Affiliate") has incurred or is reasonably likely to incur any liability (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement, any statutory joint and several liability obligation and any contingent liability) pursuant to Title I or IV of ERISA, any penalty or excise tax provisions of the Code relating to employee benefit plans or any similar provision of any laws or regulations of a non-U.S. jurisdiction, except for any such liability that, individually and in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. No Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.

                  (c) With respect to each Plan, (i) all contributions required to have been made in respect of each such Plan pursuant to applicable law or the terms of any applicable agreement have been timely made and all other material contributions, payments, premium amounts and expenses in respect of each such Plan have been paid or adequately accrued as liabilities of the Company and its Subsidiaries in the financial statements of the Company included in the Company SEC Reports or have accrued or been incurred since May 31, 2000 in the ordinary course of business, consistent with past practice, (ii) each such Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and nothing has occurred since the date of such letter that has adversely affected or is likely to adversely affect such qualification, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened in respect of any such Plan or against the assets of such Plan, and (iv) such Plan has been operated and administered in compliance with its terms and all applicable laws and regulations, other than in the case of clause (iii), any such actions, suits or claims or in the case of clause (iv), any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (d) Except as disclosed in the Company SEC Reports, the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any officer, director or employee of the Company or any of its Subsidiaries to any increased or additional compensation or benefit, (ii) accelerate the time of payment (including the transfer of any property), vesting or funding of any compensation or benefits payable in respect of any officer, director or employee of the Company or any of its Subsidiaries or (iii) give rise to the payment of any amount (including the transfer of any property but not including any amount attributable to the acceleration of the vesting of the Existing Stock Options) that could be treated as an "excess parachute payment" under Section 280G of the Code.

                  (e) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

                  (f) Neither the Company nor any of its Subsidiaries has violated any provision of any applicable law, rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or Governmental Entity regarding the terms and conditions of employment or of termination of employment of employees, former employees or prospective employees or other labor related matters, including such laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, other than any such violation which has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 4.10 Litigation, etc. Except as disclosed in the Company SEC Reports or in Section 4.10 of the Disclosure Letter, there is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Except as set forth in Section 4.10 of the Disclosure Letter, neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                  Section 4.11 Tax Matters. The Company and each of its Subsidiaries have filed all material Tax Returns (as defined in Section 9.10) (including statements of estimated Taxes (as defined in Section 9.10) owed) required to be filed within the applicable periods for such filings (taking into account any extensions) and have paid all Taxes required to be paid as indicated by the applicable Tax Return. All such Tax Returns are true, correct and complete, except where the failure to be true, correct and complete in the aggregate would not be likely to have a Material Adverse Effect. The Company and each of its Subsidiaries have filed all other Tax Returns required to be filed within the applicable periods for such filing (taking into account any extensions) and have paid all amounts due with respect to Taxes (regardless of whether such amounts are shown on a Tax Return), except to the extent that the failure to file such Tax Returns or pay such Taxes would not in the aggregate be likely to have a Material Adverse Effect. All Tax liabilities of the Company and its Subsidiaries have been adequately provided for in the consolidated financial statements of the Company in accordance with GAAP consistently applied by the Company.

                  Section 4.12 Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for any such conflicts, defaults or violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

                  Section 4.13 Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against the Company or any of its Subsidiaries. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation.

                  Section 4.14 Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                  (i) With respect to each of the Company Intellectual Property Rights, the Company and its Subsidiaries at and immediately following the Effective Time will either (x) be the sole and exclusive owners of the Company Intellectual Property Rights free and clear of any royalty or other payment obligation, lien or charge or (y) have sufficient rights to use such Company Intellectual Property Rights in the conduct of the business of the Company and its Subsidiaries as such business is currently conducted or is proposed by the Company or its Subsidiaries to be conducted, under a valid and enforceable license agreement.

                  (ii) (x) The Company Intellectual Property Rights are valid and enforceable, (y) the Company Intellectual Property Rights and the products and services of the Company and its Subsidiaries do not infringe on Intellectual Property Rights of any person or entity and (z) all maintenance taxes, annuities and renewal fees have been paid with respect to the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, and all other necessary actions to maintain the Company Intellectual Property Rights have been taken through the date hereof and will continue to be paid or taken by the Company or its Subsidiaries through the Effective Time.

                  (iii) The Company and its Subsidiaries have taken reasonable steps to protect the Company Intellectual Property Rights and, where applicable, to preserve the confidentiality of the Company Intellectual Property Rights.

                  (iv) Neither the Company nor any of its Subsidiaries has received any notice of claim that any of the Company Intellectual Property Rights is expired, is not valid or enforceable in any country or that it infringes upon or conflicts with Intellectual Property Rights of any third party, and no litigation with respect thereto to which the Company or any of its Subsidiaries is a party currently exists.

                  (v) During the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given any written notice of infringement to any third party with respect to any of the Company Intellectual Property Rights, nor does the Company have any Knowledge of the infringement by any third party of any of the Company Intellectual Property Rights, and no litigation with respect to any such alleged infringement to which the Company or any of its Subsidiaries is a party currently exists.

                  (vi) To the extent customary and appropriate, certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights owned by the Company or its Subsidiaries are in the possession or control of the Company or its Subsidiaries.

                  (b) The term "Intellectual Property Rights" means all proprietary and other rights, including rights granted under license, in and to the following:

                  (i) trademarks, service marks, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks ("Trademarks");

                  (ii) copyrights, copyright registrations and applications for registration of copyrights ("Copyrights");

                  (iii) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Effective Time or filed within five years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof ("Patents");

                  (iv) computer software, including source code, object code, algorithms, databases, and all related documentation ("Software");

                  (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and

                  (vi) all rights and incidents of interest in and to all noncompetition or confidentiality agreements;

in each case including any all applications therefor or registrations, renewals, modifications and extensions thereof.

                  (c) The term "Company Intellectual Property Rights" shall mean all Intellectual Property Rights owned or held by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries as such business is currently conducted or is proposed by the Company or its Subsidiaries to be conducted.

                  Section 4.15 Real Property. (a) Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of May 31, 2000 and included in the Company SEC Reports,
(ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property or materially detract from or diminish the value thereof and that individually or in the aggregate have not resulted in or are not reasonably likely to result in a Material Adverse Effect.

                  (b) The Company SEC Reports describe the material real property leases to which the Company or any of its Subsidiaries, is a party (the "Real Property Leases") which are required to be described therein. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of May 31, 2000, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof and that individually or in the aggregate have not resulted in or are not reasonably likely to result in a Material Adverse Effect.

                  Section 4.16 Date Compliance. All data and data sensitive systems of the Company are fully Date Compliant. "Date Compliant" shall mean (a) that such data and data sensitive systems are able to manage and manipulate data involving dates, including, but not limited to, single-century formulas and multi-century formulas, date data century recognition and calculations that accommodate same century and multi-century formulas, comparing and sequencing, and leap year calculations; (b) that a subsequent abnormally ending scenario within the data and data sensitive systems or the generation of incorrect values involving such dates will not occur; and (c) that all date-related user interface functionalities, data fields, continuing date values, date data interface values and date-related functions will provide valid and unambiguous results.

                  Section 4.17 Material Contracts. The Company has made available to Parent and Purchaser true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $1,000,000 over any twelve month period, (b) is with any of the Company's officers, directors or affiliates, (c) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (d) is a confidentiality or standstill agreement (each, a "Material Contract"). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default, except for such defaults, individually or in the aggregate, that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

                  Section 4.18 Related Party Transactions. No director or member of the executive committee of the Company has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries (except margin indebtedness incurred in the ordinary course of business). To the Knowledge of the Company, no director, officer, partner, employee, affiliate or associate of the Company or any of its Subsidiaries (a) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or (iii) participated in any transaction to which the Company or any of its Subsidiaries is a party or (b) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries which, individually or in the aggregate, is material to the operations of the Company and its Subsidiaries on a consolidated basis.

                  Section 4.19 State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to the Offer, the Merger, the Stockholder Tender Agreement and the transactions contemplated hereby and thereby.

                  Section 4.20 Required Vote of Company Stockholders. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, the only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to approve and adopt the agreement of merger contained in this Agreement and approve the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer.

                  Section 4.21 Broker-Dealer. Each of the Principal Subsidiaries (as defined below) is registered as a broker-dealer with the SEC, is a duly qualified member of the NASD (as defined below) and is duly qualified or registered as a broker-dealer in each jurisdiction where the failure to be so qualified or registered is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.21 of the Disclosure Letter, neither the Company nor any Principal Subsidiary is required to obtain any registration as an investment adviser, a commodity trading advisor, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, the NASD, the Commodity Futures Trading Commission, any clearing agency, or any other securities commission or self-regulatory organization in the United States that has not been obtained or is not in full force and effect, nor has the Company or any Principal Subsidiary received notice of any requirement to register as any of the foregoing in any jurisdiction outside the United States where the failure to obtain such registration would be reasonably likely to have a Material Adverse Effect. As used herein, (i) "Principal Subsidiary" shall mean each of National Discount Brokers Corporation and NDB Capital Markets, L.P. and their respective successors and assigns and (ii) "NASD" shall mean the National Association of Securities Dealers, Inc.

                  Section 4.22 Employment Agreement of Directors, Officers and Employees. To the Knowledge of the Company, no director, officer or employee of, or consultant to, the Company or any Principal Subsidiary is in violation of any terms of any employment contract, non-competition contract, non-disclosure contract, patent disclosure or assignment contract or other contract containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or any Principal Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or any Principal subsidiary or relating to the use of trade secrets or proprietary information of others.

                  Section 4.23 Investment Company Act. The Company is not an "investment company," or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                                    ARTICLE V

                               REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

                  Section 5.01 Organization and Qualification. Parent is an Aktiengesellschaft duly organized and validly existing under the laws of the Federal Republic of Germany. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

                  Section 5.02 Authority for this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. The consummation of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser and is subject, on the part of Parent, only to the approval of the Supervisory Board (Aufsichtsrat) of Parent. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject only to the approval of the Supervisory Board (Aufsichtsrat) of Parent. The Management Board (Vorstand) of Parent has determined to recommend to the Supervisory Board (Aufsichtsrat) of Parent approval of this Agreement and the transactions contemplated hereby.

                  Section 5.03  Offer Documents; Proxy Statement.

                  (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

                  (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, any non-United States competition, antitrust and investment laws, the Exchange Act, the DGCL, the "takeover" or "blue sky" laws of various states and the applicable provisions of laws relating to the regulation of banks, broker-dealers and investment advisers and the rules and requirements of any self-regulatory organization or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) except for the consent represented by the Company in Section 1.02 to have been given under the Existing Stockholder Agreement, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

                  Section 5.05 Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

                  Section 5.06 Brokers. No Person or entity (other than Deutsche Banc Alex. Brown) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent, any of its Subsidiaries or any of their respective officers, directors or employees.

                  Section 5.07 Legal Proceedings. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement or that would impair the ability of Parent to perform its obligations under this Agreement.

                  Section 5.08 Financing. At the expiration of the Offer and at the Effective Time, Purchaser will have available all the funds necessary to consummate the Offer and the Merger in accordance with this Agreement, and to make all other necessary payments of fees and expenses required to be paid by Parent and Purchaser relating to such transactions.

                                   ARTICLE VI

                                    COVENANTS

                  Section 6.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and Purchaser in writing of any material change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

                (a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (i) any Company Securities or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

                (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

                (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

                (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, except for purchases of securities made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

                (e) incur or assume any long-term debt or short-term debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

                (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly-owned Subsidiaries of the Company;

                (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company), except in the ordinary course of its business as a registered broker-dealer, consistent with past practice;

                (h) change any of the accounting principles or practices used by it as of May 31, 2000, except as required by changes in GAAP in consultation with its independent auditors;

                (i) make any material Tax election or settle or compromise any material federal, state or local income Tax liability;

                (j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

                (k) grant any stock-related, performance or similar awards or bonuses;

                (l) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

                (m) enter into any new, or amend any existing, employment, change in control, retention, incentive or deferred compensation, severance, consulting or salary continuation agreement, plan or arrangement with or for the benefit of any officer, director or employee, or grant any increases in the compensation or benefits of any officer, director and employee (other than (i) normal increases in base salary or hourly wage rates granted to persons who are not members of the executive committee or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in compensation expense of the Company,
         (ii) the payment of severance compensation to employees whose employment is terminated by the Company prior to the Effective Time Date at the written direction of Parent in such amount as is determined by the Company and approved in writing by Parent and (iii) in connection with fixing, in good faith, new annual guaranteed draw amounts for securities traders and salespersons employed by NDB Capital Markets, L.P., subject, in the case of this clause (iii), to the approval of Parent, which approval shall not be unreasonably withheld);

                (n) enter into, amend, or extend any collective bargaining or other labor agreement;

                (o) enter into, implement, adopt, amend or terminate any Plan;

                (p) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at May 31, 2000 or incurred in the ordinary course of business subsequent to May 31, 2000 and other than the resolution of disputes or claims over trades settled in the ordinary course of its business consistent with past practice;

                (q) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

                (r) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meeting contemplated by Section 2.08 of this Agreement; or

                (s) agree in writing or otherwise to take any of the foregoing actions.

                  Section 6.02 No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal (as defined below) or the possible making of any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(b) and the prior execution by such Person or group of a confidentiality agreement on terms no less favorable to the Company than those set forth in those provisions of the Mutual Confidentiality Agreement, dated as of September 25, 2000, between the Company and Deutsche Bank Americas Holding Corporation (the "Confidentiality Agreement") protecting information supplied by the Company, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to result in a Superior Proposal if, and only to the extent that, the Board of Directors of the Company determines in good faith that to do so is required by the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law.

                  (b) The Company will notify Parent and Purchaser, orally and in writing, promptly, and in any event within one business day thereafter, if any such information is requested or any such negotiations or discussions are sought to be initiated and will immediately communicate to Parent and Purchaser the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and any other material terms of such request, inquiry or Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any material developments with respect thereto.

                  (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal.

                  (d) Except as expressly permitted by this Section 6.02, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.02(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, prior to the acceptance for payment of Shares pursuant to the Offer, (x) take any of the actions described in clauses (i), (ii) or (iii) above or (y) terminate this Agreement in accordance with Section 8.01(e) and take any of the actions described in clause (iv) above, but only if, prior to taking such action, the Board of Directors of the Company receives a Superior Proposal and determines in good faith that it is necessary to do so to comply with its fiduciary obligations under applicable law. Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Existing Stockholder Agreement to be inapplicable to or otherwise permit, this Agreement, the Stockholder Tender Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

                  (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or taking any other action required under applicable law.

                  (f) For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 15% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) "Superior Proposal" means any bona fide Acquisition Proposal not solicited in violation of this Section 6.02 made after the date hereof in writing in respect of which the Board of Directors of the Company has determined in good faith (A) after receiving the opinion of its independent financial advisors to such effect, that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing other than financing as to which it has obtained or is reasonably capable of obtaining binding commitments from reputable sources, (B) after receiving the opinion of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Offer and the Merger and (C) after receiving the advice of its outside counsel and independent financial advisors to such effect, that such Acquisition Proposal is reasonably likely to be consummated without undue delay.

                  Section 6.03 Access to Information. (a) From and after the date of this Agreement, the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives access (during regular business hours upon reasonable notice and to the extent such access does not unreasonably interfere with conduct of business operations in the ordinary course) to all employees, offices and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and will use its reasonable best efforts to cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such inspections as they may reasonably require (during regular business hours upon reasonable notice and to the extent such access does not unreasonably interfere with conduct of business operations in the ordinary course), (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

                  (b) Information obtained by Parent or Purchaser pursuant to
Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

                  (c) The Company and its Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the obligations of the Company or such Subsidiary to customers, jeopardize the attorney-client privilege of any Person or contravene any law, order or contract entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  Section 6.04 Reasonable Best Efforts. (a) Subject to applicable law and to the terms and conditions herein provided for, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger or the Stockholder Tender Agreement and the transactions contemplated hereby and thereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

                  (c) Nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

                  Section 6.05 Indemnification and Insurance. (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries, or contracts to which the Company or any of its Subsidiaries is a party, in each case, as in effect as of the date hereof with respect to matters occurring prior to and as of the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

                  (b) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to and as of the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is US$122,936); and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.

                  (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any Person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement).

                  (d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this
Section 6.05.

                  Section 6.06 Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to, honor, in accordance with their terms the current employment and change in control agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries listed in Section 4.09(a) of the Disclosure Letter.

                  (b) Parent currently intends to cause the Surviving Corporation and its Subsidiaries, until the first anniversary of the Effective Time, to provide pension and welfare benefits to their employees (considered as a group) (excluding employees covered by collective bargaining agreements and excluding benefits that are contingent on a change in control or that are based on the value of, or require the issuance of, securities) during the period of any such employee's continued employment, which benefits will be in the aggregate substantially comparable to those currently provided pursuant to the Plans by the Company and its Subsidiaries in the aggregate to such employees. Nothing in this Section 6.06 shall be deemed to constitute an amendment of any employee benefit plan, program or arrangement or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any plan, program or arrangement, including any change required by law or deemed necessary or appropriate to comply with applicable law or regulation or to create in any employee or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or any Subsidiary or affiliate thereof or infringe upon the right of any such entity to terminate the employment of any such employee for any reason or no reason.

                  (c) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, (i) to amend any Plan, other than the Stock Option Plans, maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase or grant of Shares directly from or by the Company or any of its Subsidiaries or securities of any Subsidiary and (ii) in the case of the Stock Option Plans, to amend such Stock Option Plan to eliminate, as of the date hereof, all provisions thereof that provide for any automatic grant of any awards or other rights under any such Stock Option Plan, including the grant of any "progressive stock options" within the meaning of any such Stock Option Plan. In addition, prior to the Effective Time, the Company shall not, and shall not permit any of its officers, directors or other employees to, authorize the extension of any loan pursuant to the terms of any of the Stock Option Plans or otherwise in connection with any Existing Stock Options.

                  (d) To the extent that employees of the Company or any of its Subsidiaries become eligible to participate in any Plans of Parent or any of Parent's other Subsidiaries (collectively, "Parent Plans") following the Effective Time, Parent will, and will cause the Surviving Corporation to (i) cause service rendered by such employees prior to the Effective Time to be taken into account for (x) vesting and eligibility purposes (but not for purposes of benefit accrual or calculation) under the Parent Plans, other than the severance plan of Parent, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes and (y) for purposes of vesting, eligibility and benefit calculation under the severance plan of Parent, (ii) waive any pre-existing condition limitations under any Parent Plan that is a health plan for any condition of any such employee (or the dependant of any such employee) for which such individual would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which such individual participated immediately prior to the Effective Time and (iii) give such employees credit under the applicable Parent Plans for co-payments made and deductibles satisfied by such employees prior to the Effective Time under a corresponding Plan of the Company or its Subsidiaries for the applicable plan year that includes the Effective Time.

                  (e) No later than five business days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Purchaser with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Purchaser to make reasonable revisions thereto.

                  Section 6.07 Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Stockholder Tender Agreement of, any Takeover Laws.

                  Section 6.08 Proxy Statement. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date and shall, subject to Section 6.02(e), use its commercially reasonable efforts to obtain the necessary approval of the Merger by its stockholders.

                  Section 6.09 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however, that the delivery of any notice pursuant to this
Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

                  Section 6.10 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject to normal year-end audit adjustments, none of which shall be anticipated to be material.

                  Section 6.11 Press Releases. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable law or court order. To the extent, if any, that the Confidentiality Agreement is inconsistent with this Section 6.11, the Confidentiality Agreement is hereby amended.

                  Section 6.12 Employee Retention Plan and Benefit Continuation. On or prior to the Effective Time, Parent will cause or permit the Company or its Subsidiaries to offer a retention and guaranteed compensation package to the employees designated on Schedule 6.12 in the amounts set forth thereon, on terms and conditions in substantially the form of Exhibit A-1 attached hereto. In addition, with effect from the Effective Time, Parent will cause or permit the Company or its Subsidiaries to grant equity awards under Parent's Share Scheme in such amounts and to such employees as are reasonably determined in the discretion of the Company, subject to the approval of Parent, which approval shall not be unreasonably withheld; provided, however, that the aggregate amount of such equity awards shall not exceed the difference obtained by subtracting the aggregate amount of any equity awards to be made to the employees designated on Schedule 6.12 from $60,000,000.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

                  (a) unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.09, the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

                  (b) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated;

                  (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and

                  (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer; provided that the foregoing shall not be a condition to Purchaser's obligation to consummate the Merger if Purchaser's failure to purchase any Shares violates the terms of the Offer.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

                  Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

                  (a)  by mutual written consent of the Company and Parent;

                  (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) by the Company if (i) Purchaser fails to commence the Offer in violation of Section 1.01 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before December 31, 2000, (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement, or (iv) Purchaser or Parent shall have breached any of its representations, warranties or covenants of this Agreement, which breach has had or is reasonably likely to have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby;

                  (d) by Parent if, due to an occurrence or circumstance which shall have resulted in a failure to satisfy any of the Offer Conditions, Purchaser shall have (i) not commenced the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to December 15, 2000;

                  (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent and Purchaser at least four business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company's Board of Directors, after taking into account any modifications to the terms of the Offer and the Merger proposed by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company determines in good faith that it is necessary to do so to comply with its fiduciary obligations to the stockholders of the Company under applicable law; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.03 including, without limitation, the Termination Fee; or

                  (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of its covenants in Section 6.02 or the Board of Directors shall have taken any of the actions referred to in Section 6.02(d)(i), (ii) or (iii).

                  Section 8.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX hereof and the Confidentiality Agreement, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

                  Section 8.03 Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (b) In the event that this Agreement is terminated pursuant to
(i) Section 8.01(e) or 8.01(f) or (ii)(x) Section 8.01(b) (unless the proceeding that resulted in the order, decree, ruling or other action giving rise to such termination shall have been instituted, in the first instance, by a Governmental Entity and shall not have been requested or encouraged by the Company or any of its stockholders) or (y) 8.01(c)(ii) or 8.01(d) if (in the case of clause (y)
only) at the time of such termination either (A) the Minimum Tender Condition shall not have been satisfied or (B) any of the actions or events described in the condition set forth in clause (iv)(f) of Exhibit A shall exist and (in the case of clause (ii) only) (AA) after the date hereof and prior to such termination an Acquisition Proposal shall have been made or publicly announced and (BB) within twelve months thereafter an Acquisition Proposal shall have been consummated, then the Company shall pay Parent a termination fee of $35 million (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. If such fee becomes payable pursuant to clause (i) of this Section 8.03(b), it shall be payable simultaneously with such termination (in the case of a termination by the Company) or within one business day thereafter (in the case of a termination by Parent). If such fee becomes payable pursuant to clause (ii) of this Section 8.03(b), it shall be payable simultaneously with completion of such Acquisition Proposal.

                  (c) Without limiting other remedies available to Parent or Purchaser under this Agreement or otherwise, in the event this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d) as a result of the failure to satisfy the conditions set forth in paragraph (f) of Exhibit A, then the Company shall promptly (and in any event with one business day after such termination) reimburse Parent for the out-of-pocket fees and expenses of Parent and the Purchaser (including financing or commitment fees, printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $5 million in immediately available funds by wire transfer to an account designated by Parent.

                  (d) Without limiting other remedies available to the Company under this Agreement or otherwise, in the event this Agreement is terminated pursuant to Section 8.01(c)(iv), then Parent shall promptly (and in any event within one business day after such termination) reimburse the Company for the out-of-pocket expenses of the Company (including printing fees, filing fees and expenses of its legal and financial advisors) related to the Offer, this Agreement and the transactions contemplated hereby up to a maximum of $5 million in immediately available funds by wire transfer to an account designated by the Company.

                  (e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                  Section 8.04 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which requires further approval of the Company's stockholders under applicable law without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

                  Section 8.05 Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.01 Nonsurvival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

                  Section 9.02 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

                  Section 9.03 Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  Section 9.04 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  Section 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

                  if to Parent or Purchaser:

                  Deutsche Acquisition Corp.
                  c/o Deutsche Bank AG
                  31 West 52nd Street
                  New York, New York  10019
                  Attention:  General Counsel
                  Facsimile:  212-469-4668

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Daniel S. Sternberg
                              William A. Groll
                  Facsimile:  212-225-3999


                  if to the Company:

                  National Discount Brokers Group, Inc.
                  10 Exchange Place Centre
                  Jersey City, New Jersey  07302
                  Attention:  Frank E. Lawatsch, Jr.
                              Executive Vice President and Secretary
                  Facsimile:  201-946-4510


                  With a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Attention:  Howard L. Shecter
                              David G. Nichols, Jr.
                  Facsimile:  212-309-6273


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the provisions of the DGCL mandatorily apply to the Merger.

                  Section 9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

                  Section 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

                  Section 9.10  Certain Definitions.

                  (a) The terms "affiliate" and "associate" shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

                  (b) The term "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

                  (c) The term "hereby" shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

                  (d) The term "including" shall be deemed to be followed by the phrase "without limitation."

                  (e) A fact, event, circumstance or occurrence shall be within a Person's "Knowledge" if, with respect to the Company, such fact, event, circumstance or occurrence is or was actually known by any of the Company's executive officers or directors (or persons serving in a similar capacity), or, with respect to Parent, such fact, event or circumstance or occurrence is or was actually known by any member of Parent's Management Board (Vorstand).

                  (f) "Material Adverse Effect" shall mean any material and adverse effect on any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, and shall exclude and not give effect to events, circumstances or conditions affecting the securities markets or the brokerage or market making industries in the United States generally.

                  (g) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

                  (h) The term "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

                  (i) "Tax" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

                  (j) "Tax Return" shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

                  Section 9.11 Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                               DEUTSCHE BANK AG


                               By: /s/ Edson Mitchell
                                   ---------------------------------------------
                                   Name: Edson Mitchell
                                   Title: Member of Management Board


                               By: /s/ Onder Unsal
                                   ---------------------------------------------
                                   Name: Onder Unsal
                                   Title: Vice President


                               DEUTSCHE ACQUISITION CORP.


                               By: /s/ Kevin E. Parker
                                   ---------------------------------------------
                                   Name: Kevin E. Parker
                                   Title: President


                               By: /s/ Thomas A. Curtis
                                   ---------------------------------------------
                                   Name: Thomas A. Curtis
                                   Title: Vice President


                               NATIONAL DISCOUNT BROKERS
                               GROUP, INC.


                               By: /s/ Arthur Kontos
                                   ---------------------------------------------
                                   Name: Arthur Kontos
                                   Title: President and Chief Executive Officer

                                                                       EXHIBIT A


                             CONDITIONS TO THE OFFER

                  Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration of the initial offering period for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by Purchaser or Parent, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any date, the number of Shares that are actually issued and outstanding plus the number of Shares that the Company is required to issue pursuant to obligations outstanding under convertible securities, options and otherwise on the date of purchase) on the date of purchase (the "Minimum Tender Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, and any applicable approvals or consents have not been obtained under any applicable foreign laws (or any applicable waiting periods thereunder have not expired or been terminated), (iii) approval of the Offer or the Merger by Parent's Supervisory Board (Aufsichtsrat) shall not have been obtained or (iv) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions exist:

                  (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit or make materially more costly the consummation of the Offer or the Merger, (2) restrict the ability of Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates, or (7) result in a material reduction in the benefits expected to be derived by Purchaser, Parent or any of their respective Subsidiaries and affiliates as a result of the Offer or the Merger;

                  (b) there shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

                  (c) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States or the Federal Republic of Germany, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States or the Federal Republic of Germany, (3) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or the Federal Republic of Germany, (4) a material adverse change in the United States currency exchange rates or a suspension of, or limitation on, the markets therefor, or (5) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                  (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or the Significant Stockholders or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares unless such person or group has publicly disclosed its intention to tender the Shares owned by it in the Offer;

                  (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company;

                  (f) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect which (when taken together with all such other representations and warranties not true and correct) has had or would reasonably be likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter; or

                  (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination of the Offer;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances or waived by Parent or Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.